Exhibit 10.6

WAIVER AND AMENDMENT NO. 7 TO CREDIT AGREEMENT

THIS WAIVER AND AMENDMENT NO. 7 TO CREDIT AGREEMENT (this "Amendment") is entered into as of October 27, 2016, by and among the financial institutions party hereto (together with their respective successors and assigns, the "Lenders"), Wells Fargo Bank, N.A., as a Lender and administrative agent for the Lenders (in such capacity, "Agent"), CIBER, Inc., a Delaware corporation ("Borrower Representative"), on behalf of itself and each other Borrower (as defined in the Credit Agreement, defined below) other than CIBER AG, an Aktiengesellschaft organized under the laws of Germany ("CIBER AG"), CIBER International B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands ("CIBER International") and CIBER Nederland B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands ("CIBER Nederland"; together with CIBER International, "Dutch Borrowers"), CIBER International Holdings, C.V., a commanditaire vennootschap organized under the laws of the Netherlands ("CIBER CV"), and CIBER AG.
WHEREAS, Borrower Representative, CIBER AG, CIBER UK Ltd., a limited company incorporated in England and Wales with company number 02623681 ("UK Borrower"), Dutch Borrowers, CIBER Holding GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany ("CIBER Holdings Germany"), topcontracts GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany ("topcontracts Germany"), CIBER AG and CIBER Managed Services GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany ("CIBER Managed Services" and collectively with CIBER Holdings Germany, topcontracts Germany and CIBER AG, each a "German Borrower" and collectively, the "German Borrowers"; UK Borrower, Dutch Borrowers and German Borrowers are referred to hereinafter each individually as a "European Borrower" and collectively as the "European Borrowers"; Borrower Representative and European Borrowers are referred to hereinafter each individually as a "Borrower" and collectively as "Borrowers"), Agent and Lenders are parties to that certain Credit Agreement dated as of May 7, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; unless otherwise defined, capitalized terms used herein shall have the same meanings ascribed to such terms in the Credit Agreement);
WHEREAS, Events of Default exist under the Credit Agreement as set forth on Exhibit A hereto (the "Existing Events of Default"); and
WHEREAS, Borrowers have requested that Agent and Lenders waive the Existing Events of Default, and amend the Credit Agreement as more fully described herein, and Agent and Lenders have agreed to the foregoing, on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.Waiver. Subject to the satisfaction of the conditions set forth in Section 6 below, in reliance upon the representations and warranties of Borrowers set forth in Section 7 below, Agent and Required Lenders hereby waive the Existing Events of Default. The foregoing waiver shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, (b) a waiver of, or consent to, any other breach of, or any other current or future Events of Default under, the Credit Agreement or any other Loan Document

(including the Existing Events of Default, as defined below), or (c) a waiver, release or limitation upon the exercise by Agent or any Lender of any of its rights, legal or equitable, under the Credit Agreement, the other Loan Documents and applicable law, all of which are hereby reserved.
Notwithstanding the waiver set forth in this Section 1, (a) on and after the date hereof, the following provisions of the Credit Agreement shall be interpreted as if the Existing Events of Default remained in existence: Sections 5.6 (the penultimate sentence thereof), 5.7, 6.6(a)(i), 13.1(a)(i)(A), 13.1(a)(i)(E), 15.9, 16A.4, the definition of "Eligible Transferee", clause (r) of the definition of "Permitted Dispositions", clause (m) of the definition of "Permitted Indebtedness" and clause (q) of the definition of "Permitted Investments" of the Credit Agreement and (b) Borrowers agree that Agent shall have the right to retain attorneys, accountants, consultants, advisors or other agents related to the Borrowers, Credit Agreement and the other Loan Documents and all fees and expenses with respect thereto shall be Lender Group Expenses.
2.    Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 6 below, in reliance upon the representations and warranties of Borrowers set forth in Section 7 below, Credit Agreement is hereby amended as follows:
(a)    Section 2.1(d) of the Credit Agreement is hereby amended to delete the final sentence thereof.
(b)    Section 2.14 of the Credit Agreement is hereby amended and restated in its entirety as follows:
2.14.    [Reserved].
(c)    Section 2.11A(b)(i) of the Credit Agreement is hereby amended by deleting the reference to "$6,700,000" therein and inserting "$4,000,000" in lieu thereof.
(d)    Section 2.11B(b)(i) of the Credit Agreement is hereby amended by deleting the reference to "$3,300,000" therein and inserting "$0.00" in lieu thereof.
(e)    Section 2.11C(b)(i) of the Credit Agreement is hereby amended by deleting the reference to "$1,666,666" therein and inserting "$0.00" in lieu thereof:
(f)    Section 2.12(a) of the Credit Agreement is hereby amended by deleting the final two sentences thereof and inserting the following in lieu thereof: "Notwithstanding any other provision in this Agreement or any other Loan Document to the contrary, at all times on and after the Seventh Amendment Effective Date, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate."
(g)    Section 2.16 of the Credit Agreement is hereby amended by (i) amending and restating the title thereof to read "Joint and Several Liability of Borrowers", (ii) deleting each reference therein to "European Borrowers" and inserting "Borrowers" in each case in lieu thereof, (iii) deleting each reference therein to "European Borrower" and inserting "Borrower" in each case in lieu thereof, (iv) deleting each reference therein to "European Obligations" and inserting "Obligations" in each case in lieu thereof, (v) amending and restating clause (g) thereof to read as follows:

(g) The provisions of this Section 2.16 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.
and (vi) amending and restating clause (h) thereof to read as follows:

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
(h)    Section 6.7(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(a) [reserved],
(i)    Section 6.7(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(e) [reserved],
(j)    Section 6.7(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(f) [reserved],
(k)    Section 6.7(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(g) [reserved],

(l)    Section 6.7(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(h) [reserved],
(m)    Section 6.7(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(i) [reserved],
(n)    Section 7(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(b)    Fixed Charge Coverage Ratio. have a Fixed Charge Coverage Ratio, measured for the below referenced periods ending on the last day of each fiscal month beginning on January 31, 2017 of at least 1.05 to 1.00:

Period
January 1, 2017 through January 31, 2017
January 1, 2017 through February 28, 2017
January 1, 2017 through March 31, 2017
January 1, 2017 through April 30, 2017

(o)    Section 8.6 of the Credit Agreement is hereby amended as follows: (i) deleting the reference to "(c)" therein and inserting "(d)" in lieu thereof and (ii) inserting an new clause (c) therein immediately after clause (b) thereof to read as follows: "(c) the FGI Financing Documents".
(p)    Section 8 of the Credit Agreement is hereby amended by inserting new Sections 8.17, 8.18 and 8.19 to read as follows:
8.17     13 Week Forecast. (a) aggregate expenditures, measured on a cumulative basis, exceed 105% of the forecasted cash flow set forth in the applicable 13 Week Forecast, as of the end of any calendar week (measured on a cumulative basis and starting with the 4-week period ending October 22, 2016); (b) aggregate receipts, measured on a cumulative basis, are less than 90% of the forecasted cash flow set forth the applicable 13 Week Forecast as of the end of any calendar week (measured on a cumulative basis and starting with the 4-week period ending October 22, 2016); or (c) US Revolving Loan Exposure on the final Business Day of any calendar week exceeds 105% of the forecasted figure in the applicable 13 Week Forecast.
8.18     Milestones. (a) at all times from the Seventh Amendment Effective Date through the date of the Financial Transaction, Borrowers fail to retain an Strategic Advisor acceptable to Agent (the "Strategic Advisor") hired to support the Financial Transaction; (b) on or prior to October 7, 2016, Agent has not received from Borrowers evidence satisfactory to Agent that a confidential information memorandum prepared by the Strategic Advisor satisfactory to Agent has been distributed to interested parties with respect to the Financial Transaction; (c) Agent has not received at least one time per calendar week a status updates satisfactory to Agent from Borrowers and the Strategic Advisor with respect to the Financial Transaction; (d) on or prior to November 1, 2016, Agent has not received evidence satisfactory to Agent that that a letter of intent has been received by Borrower with respect to the Financial Transaction reflecting a closing date for such transaction on or prior to December 31, 2016; or (e) the Financial Transaction is not completed on or prior to December 31, 2016; provided that by way of clarification, nothing in this Section 8.18 shall be deemed a consent by Agent or any Lender to any Financial Transaction that is not expressly permitted by the terms of this Agreement.
8.19    Financial Advisor Borrowers fail (a) to retain at all times on and after the Seventh Amendment Effective Date a financial advisor satisfactory to Agent and on terms and conditions satisfactory to Agent or (b) to provide access to such consultant for Agent and Lenders.
(q)    Section 5.20 of the Credit Agreement is hereby amended by (i) deleting each reference to "US Loan Party" and inserting "Loan Party" in each case in lieu thereof and (ii) deleting the reference to "US Loan Parties" and inserting "Loan Parties" in lieu thereof.
(r)    Schedule 1.1 to the Credit Agreement is amended by amending and restating the chart included in the defined term "Applicable Margin" as follows:

Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the "Base Rate Margin")	Applicable Margin Relative to LIBOR Rate Loans (the "LIBOR Rate Margin")
I	< 33% of the aggregate amount of the Commitments	2.25 percentage points	No LIBOR Rate Loans permitted after Seventh Amendment Effective Date
II	< 66% of the aggregate amount of the Commitments ≥ 33% of the aggregate amount of the Commitments	2.00 percentage points	No LIBOR Rate Loans permitted after Seventh Amendment Effective Date
III	≥ 66% of the aggregate amount of the Commitments	1.75 percentage points	No LIBOR Rate Loans permitted after Seventh Amendment Effective Date

(s)    Schedule 1.1 to the Credit Agreement is amended by amending the defined term "Loan Documents" by inserting the following immediately after the reference to "Intercreditor Agreements,": "FGI Intercreditor Agreements,".
(t)    Schedule 1.1 to the Credit Agreement is amended by amending the defined term "Permitted Dispositions" as follows: (i) deleting the reference to "and" at the end of clause (q) thereof, (ii) deleting the reference to "." at the end of clause (r) thereof, (iii) inserting a new clauses (s) and (t) after clause (r) thereof to read as follows:
(s) FGI Receivables Sales, and

(t) sales of the Equity Interests or substantially all of the assets of CIBER Danamark A/S, CIBER Oy and/or CIBER Pty Ltd. in each case so long as (i) US Borrower has provided Agent with no less than ten (10) Business Days prior written notice of such sale, (ii) no Event of Default shall have occurred and be continuing either before such sale or after giving effect thereto, (iii) all agreements, documents and instruments executed or delivered in connection with such sale have been delivered to Agent at least two (2) Business Days prior to such sale and all such agreements documents and instruments are in form and substance satisfactory to Agent and (iv) Agent has increased the Availability Block in each case by an amount equal to 25% of the net sale proceeds of such Equity Interests or assets.
and (iv) inserting a new sentence at the end of such definition to read as follows: "Notwithstanding the foregoing, no Loan Party shall convey, sell, lease, license, assign, transfer, or otherwise dispose of or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the Equity Interests or a material portion of the assets of its Subsidiaries other than as permitted by clause (t) of this definition."

(u)    Schedule 1.1 to the Credit Agreement is amended by amending the defined term "Permitted Indebtedness" as follows: (i) deleting the reference to "and" at the end of clause (t) thereof, (ii) deleting the reference to "." at the end of clause (u) thereof and inserting ", and" in lieu thereof and (iii) inserting a new clause (v) after clause (u) thereof to read as follows:
(v)    Indebtedness pursuant to the FGI Financing Documents not to exceed (i) the Dollar Equivalent of $6,119,001.01 prior to the inclusion of CIBER Spain in the FGI Financing Documents and (ii) $12,000,000 after the inclusion of CIBER Spain in the FGI Financing Documents.
(v)    Schedule 1.1 to the Credit Agreement is amended by amending the defined term "Permitted Investments" by amending and restating clause (k) thereof as follows:
(k) Permitted Acquisitions; provided that on or after the Seventh Amendment Effective Date, no Permitted Acquisitions shall be permitted without the prior written consent of Agent and each Lender,
(w)    Schedule 1.1 to the Credit Agreement is amended by amending the defined term "Permitted Liens" as follows: (i) deleting the reference to "and" at the end of clause (w) thereof, (ii) deleting the reference to "." at the end of clause (x) thereof and inserting ", and" in lieu thereof and (iii) inserting a new clause (y) after clause (x) thereof to read as follows:
(y)    FGI Liens; provided, that such Liens are subject to the FGI Intercreditor Agreements.
(x)    Schedule 1.1 to the Credit Agreement is amended by amending the defined term "US Eligible Unbilled Accounts" as follows: (i) deleting the reference to "(A)" immediately following "Account Debtor and (ii)" and (ii) deleting the reference to "or (B) with respect to Accounts set forth in clause (d) of the definition of "US Borrowing Base", 90 days after the entry of such Accounts onto the unbilled schedule."

(y)    Schedule 1.1 to the Credit Agreement is amended by amending and restating the defined term "US Borrowing Base" to read as follows:
(z)    The following defined terms listed on Schedule 1.1 of the Credit Agreement are amended and restated in their entirety as follows:
"Dutch Security Documents" means (a) that certain Deed of Pledge over Accounts Receivables, (b) Deed of Pledge over Bank Accounts and Intercompany Advances, (c) Deed of Non-Possessory Pledge over Movables, (d) Deed of Disclosed Pledge over Partnership Interests Ciber International Holdings C.V., (e) Deed of Disclosed Pledge over Registered Shares Ciber Nederland B.V. and (f) Deed of Disclosed Pledge over Registered Shares CIBER International B.V., each dated as of the Closing Date, as well as any security document entered into after the Closing Date governed by law of the Netherlands each in form and substance reasonably satisfactory to Agent, executed by the relevant Dutch Loan Party and Agent.
"German Maximum Revolver Amount" means the Dollar Equivalent of $0.00.
"Maximum Revolver Amount" means $44,000,000 decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c) of the Agreement.
"Reserves" means, as of any date of determination, those reserves (other than Receivable Reserves and Bank Product Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(d), to establish and maintain (including reserves with respect to (a) sums that US Borrower or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (b) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, or preferential claim by operation of law over, any of the Collateral (other than a Permitted Lien), which Lien, trust or preferential claims, in the Permitted Discretion of Agent likely would have a priority superior to the Agent's Liens (such as Liens, trusts or preferential claims in favor of landlords, warehousemen, carriers, employees, creditors, mechanics, materialmen, laborers, or suppliers (including without limitation extended retentions of title (verliingerte Eigentumsvorbehalte)), or Liens, trusts or preferential claims for ad valorem, excise, sales, value added or other taxes where given priority under applicable law) in and to such item of the Collateral (which shall include an amount equal to the outstanding principal of Indebtedness under the IBM Financing Agreement as of most recently available month-end accounts payable report of US Borrower), (c) a payroll and related taxes reserve equal to at least two weeks of payroll and related taxes, minus $2,000,000, (d) amounts that could become due to the trustee or insolvency administrator (lnsolvenzverwalter, vorliiufiger Insolvenzverwalter, Sachwalter) of any Insolvency Proceeding of any German Borrower or to the trustee of any Dutch Borrower, in each case with respect to the US Borrowing Base, UK-Dutch Borrowing Base, German Borrowing Base, Maximum Revolver Amount, UK-Dutch Maximum Revolver Amount and/or the German Maximum Revolver Amount as applicable and (e) without limiting subsection (a) hereof, up to three (3) month's rent or any amount payable under any lease for any leased location of any Loan Party at which any of Borrowers' books and records are stored). In no event shall any Reserves be duplicative of other reserves.
"UK-Dutch Maximum Revolver Amount" means the Dollar Equivalent of $0.00.
"UK Security Agreements" means (a) the debenture dated on or about the Closing Date, in form and substance reasonably satisfactory to Agent, executed and delivered by each UK Loan Party in favor of the Agent as UK Security Trustee, (b) each UK Pledge Agreement and (c) any security document entered after the Closing Date governed by law of the United Kingdom
"US Borrowing Base" means, as of any date of determination, the result of:
(a) 85% of the amount of US Eligible Accounts that are Tier One Accounts, less the amount, if any, of the US Dilution Reserve, plus
(b) 75% of the amount of US Eligible Accounts that are Tier Two Accounts, less the amount, if any, of the US Dilution Reserve; provided that such amount shall not exceed an amount equal to the Tier Two Maximum Billed Amount, plus
(c) 70% of the amount of US Eligible Unbilled Accounts that are Tier One Accounts, less the amount, if any, of the US Unbilled Dilution Reserve; provided that (i) such amount, plus (ii) the amount set forth in clause (d) of the US Borrowing Base for such date of determination shall not in the aggregate exceed an amount equal to the Tier One Maximum Unbilled Amount, plus
(d) 70% of the amount of any US Eligible Unbilled Accounts that are Tier Two Accounts, less the amount, if any, of the US Unbilled Dilution Reserve; provided that such amount shall not exceed an amount equal to the Tier Two Maximum Unbilled Amount, minus
(e) the Availability Block, minus
(f) the sum of the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement, to the extent that such reserves relate to US Eligible Accounts or liabilities of any of the US Loan Parties.
(aa)    The following defined terms are added to Schedule 1.1 of the Credit Agreement in their appropriate alphabetical order as follows:
"Amendment No. 7" means that certain Wavier and Amendment No. 7 to Credit Agreement dated as of the Seventh Amendment Effective Date, by and among the Borrowers, Agent, and Lenders.
"Availability Block" means an availability block equal to (a) $4,650,556 plus (b) an amount equal to 25% of the net sale proceeds from the sales of the Equity Interests or the assets of each CIBER Danamark A/S, CIBER Oy and/or CIBER Pty Ltd. as permitted by clause (t) of the definition of Permitted Dispositions, plus (c) at all times after FGI has provided financing to CIBER Spain pursuant to a FGI Accounts Purchase Agreement, the lesser of (i) 35% of the total potential availability of financing provided by FGI to CIBER Spain under the FGI Financing Documents and (ii) $1,099,444.
"CIBER Spain" means Consultants in Business Engineering Research S.L..
"FGI Receivables Sales" means the sales by UK Borrower, any German Borrower or CIBER Spain of Accounts to FGI pursuant to the terms of any FGI Accounts Purchase Agreement.
"FGI" means Faunus Group International, Inc.
"FGI Accounts Purchase Agreements" means (a) that certain Receivables Purchase Agreement dated as of October 27, 2016, between UK Borrower and FGI, (b) that certain Receivables Purchase Agreement dated as of October 27, 2016, among German Borrowers and FGI and (c) that certain Receivables Purchase Agreement dated after the Seventh Amendment Effective Date between CIBER Spain and FGI.
"FGI Financing Documents" means, collectively, the FGI Accounts Purchase Agreements, FGI Guaranty, and the FGI Intercreditor Agreements.
"FGI Guaranty" means that certain Guaranty executed and delivered by each US Loan Party dated as of October 27, 2016, pursuant to which it guaranteed the obligations of by UK Borrower, any German Borrower or CIBER Spain to FGI arising under or in connection with the FGI Accounts Purchase Agreement and pursuant thereto, has granted to FGI a Lien upon substantially all of its assets.
"FGI Intercreditor Agreements" means (a) that certain Intercreditor and Subordination Agreement (United States) dated as of October 27, 2016 by and among Agent and FGI, and acknowledged and agreed to by US Loan Parties and (b) that certain Intercreditor and Subordination Agreement (European) dated as of October 27, 2016 by and among Agent and FGI, and acknowledged and agreed to by UK Borrower, each German Borrower and CIBER Spain.
"FGI Liens" means any Liens in favor of FGI pursuant to the FGI Financing Documents, subject in each case to the FGI Intercreditor Agreements.
"Financial Transaction" means any potential financing, refinancing (other than pursuant the FGI Financing Documents), or any merger, acquisition, joint venture, divestiture, or other disposition of some or all of the assets of the Company outside of the ordinary course of the Company’s business with aggregate proceeds of at least $25,000,000.
"Seventh Amendment Effective Date" means October 27, 2016.
"13 Week Forecast" has the meaning specified therefor in Schedule 5.2.
"Tier One Maximum Unbilled Amount" means $11,000,000.

"Tier Two Maximum Billed Amount" means $2,800,000.
"Tier Two Maximum Unbilled Amount" means $5,200,000, which amount shall be reduced by $50,000 at 5:00 p.m. Mountain Time on the last Business Day of each calendar week.
(bb)    The following defined terms are hereby deleted from Schedule 1.1 of the Credit Agreement: "Available Increase Amount", "Increase", "Increase Date", "Increase Joinder", Pre-Increase Revolving Lenders" and "Post-Increase Revolving Lenders".
(cc)    Schedule 5.2 of the Credit Agreement is hereby amended by adding the following row at the end of such Schedule to read as follows:

as soon as available but in any event by the end of the last Business Day of each calendar week for the prior week
(dd) a rolling thirteen (13) week cash flow forecast of US Borrower (each such forecast, a "13 Week Forecast"), in form and detail reasonably satisfactory to Agent and accompanied by (i) a variance report comparing the actual results for the prior week to the forecasted results for such week as set forth in the immediately preceding cash flow forecast and (ii) a certification on behalf of US Borrower by its chief financial officer stating that (a) nothing has come to the chief financial officer's attention that would lead the chief financial officer to believe that the information in the variance report is incorrect or misleading in any material respect and (b) that the applicable thirteen (13) week cash flow forecast is based on information and assumptions that US Borrower believes to be reasonable

(dd)    Schedule C-1 of the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit B attached hereto.
3.    Continuing Effect. Except as expressly set forth in Section 1 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect.
4.    Reaffirmation and Confirmation. Each of Borrower Representative, on behalf of itself and each other Borrower (other than CIBER AG and Dutch Borrowers), each Dutch Borrower, CIBER CV and CIBER AG hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of Borrowers, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each of Borrower Representative, on behalf of itself and each other Borrower (other than CIBER AG and Dutch Borrowers), each Dutch Borrower, CIBER CV and CIBER AG hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Borrower in all respects.

5.    Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent, each in form and substance acceptable to Agent:
(a)    Agent shall have received a fully executed copy of this Amendment, including the Consent and Reaffirmation attached hereto, together with such other documents, agreements and instruments as Agent may require or reasonably request;
(b)    Agent shall have received the payment of the fee set forth in Section 7(a) hereto due on the date hereof;
(c)    Agent shall have received fully executed copies of the FGI Financing Documents, together with such other documents, agreements and instruments as Agent may require or reasonably request;
(d)    Agent shall have received evidence that prior to 5:00 p.m., Mountain time on the date hereof, (a) Borrowers shall have received no less than $6,300,000 of net proceeds from the FGI Financing on the date and (b) such proceeds have repaid in full all European Obligations outstanding on the date hereof and any amounts in excess of the amounts necessary to repay in full all European Obligations outstanding on the date hereof shall repay US Revolving Loans (without a corresponding permanent reduction of Revolving Commitments); and
(e)    No Default or Event of Default (other than the Existing Events of Default (as hereinafter defined)) shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.
6.    Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, Borrower Representative, on behalf of itself and each other Borrower (other than CIBER AG and Dutch Borrowers) each Dutch Borrower, CIBER CV and CIBER AG hereby jointly and severally represent and warrant to Agent and Lenders that, after giving effect to this Amendment:
(a)    All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date;
(b)    No Default or Event of Default (other than the Existing Events of Default) has occurred and is continuing; and
(c)    This Amendment, the Credit Agreement and each Loan Document constitute legal, valid and binding obligations of each Loan Party and are enforceable against each Loan Party in accordance with their respective terms, except as such enforcement may be limited by equitable principals or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.
7.    Fees; Miscellaneous.

(a)    Fees. Borrowers shall pay to Agent a default waiver fee which shall be fully earned on the date hereof and payable on the following dates and amounts set forth in the table below:

Date	Fee
Date hereof	$100,000
December 31, 2016	$100,000
January 31, 2017	$100,000
February 28, 2017	$100,000
March 31, 2017	$100,000
April 30, 2017	$200,000

Notwithstanding the foregoing, if the Obligations are paid in full on or prior to any of the January 31, 2017, February 28, 2017, March 31, 2017 or April 30, 2017 fee payment dates, all fees payable pursuant to this Section 7(a) on dates subsequent to the date of the payment in full of the Obligations, shall be waived by the Agent and Lenders so long as no Event of Default (other than the Existing Events of Default) has occurred and is continuing or is caused thereby.

(b)    Expenses. Subject to Section 2.5 of the Credit Agreement, Borrower Representative, on behalf of itself and each other Borrower (other than CIBER AG and Dutch Borrowers), each Dutch Borrower, CIBER CV and CIBER AG jointly and severally agree to pay on demand all Lender Group Expenses of Agent (including, without limitation, the fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement.
(c)    Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of New York. The choice of law and venue and jury trial waiver provisions set forth in Section 12 of the Credit Agreement are incorporated herein by reference and shall apply in all respects to this Amendment.
(d)    Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission (including a ".pdf" file) shall be equally effective as delivery of an original executed counterpart of this Amendment.
8.    Release.
(a)    In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Borrower Representative, on behalf of itself and each other Borrower (other than CIBER AG and Dutch Borrowers), each Guarantor (by Borrower Representative's, each Dutch Borrower's, CIBER CV execution and delivery of the attached Consent and Reaffirmation), and each Dutch Borrower, CIBER CV, and CIBER AG, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any such Borrower or Guarantor or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto, in each case, solely that arises at any time on or prior to the day and date of this Amendment.
(b)    Each of Borrower Representative, on behalf of itself and each other Borrower (other than CIBER AG and Dutch Borrowers) and each Guarantor (by Borrower Representative's execution and delivery of the attached Consent and Reaffirmation), each Dutch Borrower, CIBER CV and CIBER AG understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)    Each of Borrower Representative, on behalf of itself and each other Borrower (other than CIBER AG and Dutch Borrowers) and each Guarantor (by Borrower Representative's execution and delivery of the attached Consent and Reaffirmation), each Dutch Borrower, CIBER CV and CIBER AG agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

CIBER, INC., a Delaware corporation, on behalf of itself and each other Borrower (other than CIBER AG and Dutch Borrowers)
By:	/s/ Christian Mezger
Name:	Christian Mezger
Title:	CFO

CIBER AG
By:	/s/ Christian Mezger
Name:	Christian Mezger
Title:	Director

CIBER INTERNATIONAL, LLC, acting as general partner for and on behalf of: CIBER INTERNATIONAL HOLDINGS, C.V.
By:	/s/ Christian Mezger
Name:	Christian Mezger
Title:	Authorized Representative

CIBER INTERNATIONAL, B.V.
By:	/s/ Christian Mezger
Name:	Christian Mezger
Title:	Authorized Representative

CIBER NEDERLAND B.V.
By:	/s/ Christian Mezger
Name:	Christian Mezger
Title:	Authorized Representative

Signature Page to Waiver and Amendment No. 7 to Credit Agreement

WELLS FARGO BANK, N.A., a national banking association, as Agent, as Lead Arranger, as Sole Book Runner, as UK Security Trustee, as a US Lender, as a UK-Dutch Lender and as a German Lender
By:	/s/ Clifton Moschnik
Name:	Clifton Moschnik
Its Authorized Signatory

Signature Page to Waiver and Amendment No. 7 to Credit Agreement

CONSENT AND REAFFIRMATION
CIBER, Inc., a Delaware corporation ("Borrower Representative"), on behalf of each other Guarantor (as defined in the Credit Agreement) hereby: (i) acknowledges receipt of a copy of the foregoing Waiver and Amendment No. 7 to Credit Agreement (the " Amendment ") (terms defined therein and used, but not otherwise defined, herein shall have the meanings assigned to them therein); (ii) consents to each Borrower's execution and delivery thereof; (iii) agrees, on behalf of each Guarantor, to be bound thereby, including Section 8 of the foregoing Amendment; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever any Loan Documents to which the undersigned is a party and reaffirms that each such Loan Document is and shall continue to remain in full force and effect. Although each Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, Borrower Representative, on behalf of each Guarantor, acknowledges and agrees that each Guarantor understands that Agent and Lenders have no obligation to inform any Guarantor of such matters in the future or to seek any Guarantor's acknowledgment or agreement to future consents, amendments or waivers, and nothing herein shall create such a duty.
[Signature Pages Follows]

CIBER, INC., a Delaware corporation, on behalf of each Guarantor
By:	/s/ Christian Mezger
Name:	Christian Mezger
Title:	CFO

CIBER INTERNATIONAL, LLC, acting as general partner for and on behalf of CIBER INTERNATIONAL HOLDINGS, C.V.
By:	/s/ Christian Mezger
Name:	Christian Mezger
Title:	Authorized Representative

Signature Page to Consent and Reaffirmation to Waiver and Amendment No. 7 to Credit Agreement

CIBER NEDERLAND B.V.
By:	/s/ Christian Mezger
Name:	Christian Mezger
Title:	Authorized Representative

Signature Page to Consent and Reaffirmation to Waiver and Amendment No. 7 to Credit Agreement

Exhibit A

Existing Events of Default

•
Under Section 8.2(a) of the Credit Agreement as a result of Borrowers' failure to maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0, for the 12 month periods ending on March 31, 2016, April 30, 2016, May 31, 2016, June 30, 2016, July 31, 2016, August 31, 2016 and September 30, 2016 as required by Section 7(b) of the Credit Agreement.

•
Under Section 8.2(a) of the Credit Agreement as a result of the Borrowers maintaining bank accounts at the Royal Bank of Scotland, on or prior to the date hereof, that are not Charged Accounts (as defined in the UK Debenture) as required by Section 7.7 of that certain Guarantee and Debenture dated as of July 5, 2012, by and between CIBER UK Ltd., the Companies identified on Schedule 1 thereto, and Wells Fargo Bank, N.A. (the "UK Debenture")

•
Under Section 8.2(a) of the Credit Agreement as a result of the Borrowers' failure, on or prior to the date hereof, to notify the UK Security Trustee in writing that the Borrowers acquired interests in Land (as defined in the UK Debenture) as required by Section 7.9 of the UK Debenture.

•
Under Sections 8.2(a) of the Credit Agreement as a result of the Borrower's failure, on or prior to the date hereof, to deliver notice to each of its Account Debtors of Agent's security interests as required by Section 2.17 of the Credit Agreement, Section 6 of each First Ranking Pledge of Receivables and Section 6 of each Second Ranking Pledge of Receivables.

•
Under Section 8.2(a) of the Credit Agreement as a result of the Borrowers' failure, on or prior to the date hereof, to notify Agent at least five (5) days in advance of its intent to move assets to a New Secured Area (as defined in the German Security Transfer of Inventory and Equipment) as required by Section 8.1 of each German Security Transfer of Inventory and Equipment.

•
Under Section 8.2(a) of the Credit Agreement as a result of the Borrowers' failure, on or prior to the date hereof, to keep all Equipment and Current Assets (as defined in each German Security Transfer of Inventory and Equipment) within the Secured Area (as defined in each German Security Transfer of Inventory and Equipment) as required by Section 8.1 of each German Security Transfer of Inventory and Equipment.

•
Under Section 8.2(a) of the Credit Agreement as a result of the Borrowers' failure, on or prior to the date hereof, to notify each Account Bank (as defined in each German Pledge over Bank Accounts) of Agent's security interest as required by Section 4 of each German Pledge Over Bank Accounts.

•
Under Section 8.2(a) of the Credit Agreement as a result of the Borrowers' failure, on or prior to the date hereof, to assure that either a notice relating to the security interests of Agent was set forth on all relevant invoices (or equivalent) of each German Loan Party or a form of notice is delivered to each of the Account Debtors, in each case pursuant to the German Security Documents as required by Section 2.17 of the Credit Agreement.

•
Under Section 8.2(a) of the Credit Agreement as a result of Borrowers' failure, on or prior to the date hereof, assure that each invoice of each German Loan Party or a notice of such invoice is delivered to each of its Account Debtors during a German Notice Period via certified mail as required by Section 2.17 of the Credit Agreement.

•
Under Sections 8.2(a) of the Credit Agreement as a result of the Borrower's failure, on or prior to the date hereof, to deliver notice of Agent's security interests to each Account Debtor as required by Section 2.17 of the Credit Agreement and Section 2.5 of that certain Deed of

Pledge Over Accounts Receivables dated as of May 7, 2012, by and among CIBER International B.V., Ciber Nederland B.V. Ciber International Holdings C.V. and Wells Fargo Bank, N.A..

•
Under Section 8.2(a) of the Credit Agreement as a result of the Borrowers' failure, on or prior to the date hereof, to notify each Account Bank (used by the Borrower on or prior to the date hereof) of Agent's security interest as required by Section 5 of that certain Deed of Pledge Bank Accounts and Intercompany Advances dated as of May 7, 2012, by and among CIBER International B.V., Ciber Nederland B.V., Ciber International Holding C.V., and Wells Fargo Bank, N.A.

Exhibit B

Schedule C-1

Commitments

Lender	US Revolver Commitment	UK-Dutch Revolver Commitments	German Revolver Commitments	Total Commitment
Wells Fargo Bank, National Association	$44,000,000	$0.00	$0.00	$44,000,000
Wells Fargo Bank, National Association (London Branch)	$0.00	$0.00	$0.00	$0.00
All Lenders	$44,000,000	$0.00	$0.00	$44,000,000